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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant / /

                 Filed by a Party other than the Registrant /x/


Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Under Rule 14a-12


                                 USG Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            Hakatak Enterpises, Inc.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):


/x/  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2) Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:

             (5) Total fee paid:


/ /  Fee paid previously with preliminary materials:


       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

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FOR IMMEDIATE RELEASE

                                        Contact: Tom Hacker, President
                                                  Hakatak Enterprises, Inc.
                                                  Phone: 310-260-6007
                                                  Fax: 310-260-6025

         Institutional Shareholder Services Endorses Hakatak Nominees and Hakatak Poison Pill Proposal in USG Proxy Contest


Santa Monica, CA, May 5, 2000 -- Tom Hacker, President of Hakatak Enterprises announced today that Institutional Shareholder Services (ISS), the nation's leading proxy voting advisor to the institutional investment community, has recommended that shareholders of USG Corporation (NYSE-USG) vote to elect Hakatak's three nominees to the thirteen-member USG Board of Directors at the Annual Meeting on May 10.

Mr. Hacker also announced that ISS has endorsed Hakatak's Shareholder Proposal which requires the redemption or cancellation of the Company's current shareholder rights plan or "poison pill", and the submission of any future poison pill plan for shareholder approval.

In making its recommendation to support the Hakatak nominees, ISS stated that under USG's corporate governance structure, "...shareholders are denied fundamental rights which may serve to protect their interests in an industry downturn or otherwise." In its concluding paragraph ISS stated, "We believe that Mr. Hacker's nominees may bring a fresh perspective to the board of directors."

In its recommendation of the proposal to rescind the poison pill, ISS said:
"Poison pills insulate management from the threat of a change in control. They provide a target's board with veto power over takeover bids that may be in shareholders' best interests. Furthermore, poison pills amount to major de facto shifts of voting rights away from shareholders on matters pertaining to a sale of the company."

Mr. Hacker stated:

"ISS has a strong reputation for advocating shareholder interests. Their recommendations reinforce what we have been telling USG shareholders during the course of this proxy contest: that management's pro-entrenchment posture completely underscores the need for new directors who are more aligned with shareholder interests. One of the key elements of our proxy campaign has been to press the board and management to undertake a corporate governance review to make certain that they do not feel too insulated from accountability to the shareholders.

"I urge all USG shareholders to follow the ISS recommendation and to vote FOR the Hakatak nominees (Item 1) and FOR the Shareholder Proposal to rescind the poison pill (Item 4) on the Green proxy card. If you have already voted for management, it is not too late to change your vote. For immediate assistance in voting the Green proxy, please call me at 310-260-6007, or my proxy solicitor, Beacon Hill Partners, Inc. at 800-755-5001."

Institutional Shareholder Services, based in Bethesda, Maryland, is an independent advisor to several hundred institutional investors, and provides voting recommendations for proxy contests, corporate governance proposals, and other shareholder-related issues.

Hakatak Enterprises is the beneficial owner of over one million shares of USG Corporation.

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